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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2016
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PHYSICIANS REALTY TRUST
(Exact name of registrant as specified in its charter)
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Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

309 N. Water Street, Suite 500 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 367-5600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation.

On June 10, 2016, Physicians Realty L.P., a Delaware limited partnership (the “Operating Partnership”), as borrower, and Physicians Realty Trust, a Maryland real estate investment trust (the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) with KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc., BMO Capital Markets and Citizens Bank, N.A., as joint lead arrangers and co-book runners, BMO Capital Markets and Citizens Bank, N.A., as co-syndication agents, and the lenders party thereto, which increased the maximum principal amount available under an unsecured revolving credit facility from $750 million to $850 million. The Credit Agreement includes a swingline loan commitment for up to 10% of the maximum principal amount and provides an accordion feature allowing the Operating Partnership to increase borrowing capacity by up to an additional $500 million, subject to customary terms and conditions. The Credit Agreement also contains a term loan feature allowing the Operating Partnership to borrow in a single drawing before July 11, 2016 up to $250 million, resulting in a current borrowing capacity of $1.1 billion and, after giving effect to the accordion feature, a maximum borrowing capacity of $1.6 billion.

The Credit Agreement has a maturity date of September 18, 2020 and includes an extension option of two additional six month periods. Borrowings under the Credit Agreement bear interest on the outstanding principal amount at a rate equal to LIBOR plus 0.85% to 1.55% for the revolving credit facility and LIBOR plus 1.40% to 2.25% for the term loan facility, in each case, determined based on the range into which the borrower’s credit rating then falls. The Credit Agreement also provides for borrowing at a base rate plus 0% to 0.6% for the revolving credit facility and base rate plus 0.40% to 1.25% for the term loan facility, in each case, determined based on the range into which the borrower’s credit rating then falls.

The Credit Agreement contains financial covenants that, among other things, require compliance with leverage and coverage ratios and maintenance of minimum tangible net worth, as well as covenants that may limit the Company’s and the Operating Partnership’s ability to incur additional debt, grant liens or make distributions. The Company may, at any time, voluntarily prepay any revolving loan under the Credit Agreement in whole or in part without premium or penalty. Prepayment of the term loan may be subject to a prepayment premium depending on the time at which the term loan is prepaid.

The Credit Agreement includes customary representations and warranties by the Operating Partnership and the Company and imposes customary covenants on the Operating Partnership and the Company. The Credit Agreement also contains customary events of default, and if an event of default occurs and continues, the Operating Partnership is subject to certain actions by the administrative agent, including without limitation, the acceleration of repayment of all amounts outstanding under the Credit Agreement.

Certain of the parties to the Credit Agreement and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to the Company for which they have in the past received, and may in the future receive, customary fees and expenses.

The representations, warranties and covenants contained in the Credit Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk among the parties thereto. Accordingly, the representations and warranties in the Credit Agreement are not necessarily characterizations of the actual state of facts of the Company and its subsidiaries at the time they were made or otherwise should be read only in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission. Investors are not third-party beneficiaries of, and should not rely upon, such representations, warranties and covenants.

    The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

A copy of the Company’s press release announcing the closing of the amended unsecured revolving credit facility is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits

10.1
Amended and Restated Credit Agreement, dated June 10, 2016, among Physicians Realty L.P., Physicians Realty Trust, KeyBank National Association, KeyBanc Capital Markets Inc., BMO Capital Markets, Citizens Bank, N.A., and the lenders party thereto.

99.1	Press Release, dated June 13, 2016, issued by Physicians Realty Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2016	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement, dated June 10, 2016, among Physicians Realty L.P., Physicians Realty Trust, KeyBank National Association, KeyBanc Capital Markets Inc., BMO Capital Markets, Citizens Bank, N.A., and the lenders party thereto.

99.1	Press Release, dated June 13, 2016, issued by Physicians Realty Trust.